Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADEPTUS HEALTH INC.

The present name of the corporation is Adeptus Health Inc. (the “Corporation”).  The Corporation was incorporated under the name “Adeptus Health Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on March 7, 2014.  This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and amends the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.  The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1.                                 Name.  The name of the Corporation is Adeptus Health Inc.

ARTICLE II

Section 2.1.                                 Address.  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1.                                 Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1.                                 Capitalization.  The total number of shares of all classes of stock that the Corporation is authorized to issue is 80,000,000 shares of stock, consisting of (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (ii) 50,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (iii) 20,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).  Subject to the rights of the holders of any shares of Preferred Stock, the number of authorized shares of any of the Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.  Upon this Amended and Restated Certificate of

Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Class A Common Stock.

Section 4.2.                                 Preferred Stock.

(A)                               The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide one or more series of Preferred Stock (including convertible preferred stock) and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)                               Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3.                                 Common Stock.

(A)                               Voting Rights.

(1)                                 Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if only the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)                                 Each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if only the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(3)                                 Except as otherwise required in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(B)                               Dividends; Stock Splits or Combinations.

(1)                                 Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board in its discretion shall determine.

(2)                                 In no event shall any stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any outstanding class of Common Stock of the Corporation unless contemporaneously therewith the shares of any other class of Common Stock of the Corporation and the LLC Units at the time outstanding are treated in the same proportion and the same manner.

(3)                                 In no event shall any cash or stock dividends or distributions be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and such cash or stock dividend or distribution is declared or made in the same economically equivalent manner on all LLC Units.

(4)                                 Cash or stock dividends or distributions may not be declared or paid on the Class B Common Stock.

(C)                               Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.  Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock and LLC Units for shares of Class A Common Stock in accordance with Section [      ] of the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common

Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D)                               Cancellation of Class B Common Stock.  Immediately upon the exchange of an LLC Unit (together with a share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the Operating Agreement and (E) hereof, such share of Class B Common Stock held by such exchanging holder of LLC Units shall automatically be canceled with no consideration being paid or issued with respect thereto.  Any such canceled shares of Class B Common Stock shall no longer be outstanding and all rights with respect to such shares shall automatically cease and terminate.

(E)                                Shares Reserved for Issuance.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of (1) Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding LLC Units (along with Class B Common Stock) for Class A Common Stock; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the LLC Units (along with Class B Common Stock) by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation.

ARTICLE V

Section 5.1.                                 Exchange of LLC Units.  Each holder of a LLC Unit shall be entitled to exchange such holder’s LLC Units (along with a corresponding number of shares of Class B Common Stock, as applicable) for shares of Class A Common Stock, in each case pursuant to, and solely as provided in, the Operating Agreement.

Section 5.2.                                 Amendment of Section 4.3(E).  Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% in voting power of the then outstanding Class B Common Stock, voting together as a class, shall be required to alter, amend or repeal this Section 4.3(E) or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1.                                 By-Laws.  In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to amend, alter, change, add or repeal the by-laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Amended and Restated Certificate of Incorporation.  Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of the majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the by-laws of the Corporation.

ARTICLE VII

Section 7.1.                                 Board of Directors.

(A)                               The business and affairs of the Corporation shall be managed by or under the direction of the Board, with the exact number of directors to be determined from time to time in accordance with the by-laws of the Corporation.

(B)                               Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 7.1(A) hereof.

(C)                               Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE VIII

Section 8.1.                                 Meetings of Stockholders.  Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and, except as set forth in Section 8.2, may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken, (A) to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, (B) to the extent permitted by the DGCL, by the holders of the Class B Common Stock with respect to matters affecting only the Class B Common Stock, voting separately as a class, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Preferred Stock or Class B Common Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation at its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by a majority of the Board, the Chairman of the Board or the chief executive officer of the Corporation for any purpose.

ARTICLE IX

Section 9.1.                                 Limited Liability of Directors.  No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  Neither the amendment nor the repeal of this Article IX shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.

ARTICLE X

Section 10.1.                          Indemnification.  The Corporation shall indemnify, advance expenses and maintain insurance on behalf of any director or officer as set forth in the by-laws of the Corporation and to the fullest extent permitted by the law of the State of Delaware as it presently exists or may hereafter be amended.

Section 10.2.                          Non-Exclusivity of Rights.  The provisions of this Article X shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption.  The provisions of this Article X shall be deemed to be a contract between the Corporation and each director or officer (or legal representative thereof) who serves in such capacity at any time while this Article X and the relevant provisions of the law of the State of Delaware and other applicable law, if any, are in effect, and neither any alteration, amendment or repeal hereof, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with any provision of this Article X, shall affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.  The rights of indemnification provided in this Article X shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity.

Section 10.3.                          Non-Exclusivity of Coverage.  This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.1 hereof.

ARTICLE XI

Section 11.1.                          Severability.  If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

Section 12.1.                          Amendments.  The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders, directors or any other persons are granted subject to such reservation; provided, however, that (1) any amendment or repeal that would alter or change the powers or rights of one or more of the Class A Common Stock or Class B Common Stock so as to affect the class or classes adversely shall be approved by the affirmative vote of the holders of at least 66 2/3% in voting power of all then outstanding stock of each class adversely affected by the amendment or repeal, (2) notwithstanding anything to the contrary elsewhere contained herein, but except as set forth in Section 4.3(A) with respect to any amendment that relates solely to terms of one or more outstanding series of Preferred Stock, no provision of this Amended and Restated Certificate of Incorporation shall be amended, altered or repealed without the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding stock of the Corporation entitled to vote generally in the election of directors, and (3) the provisions of Section 4.3(E) of this Amended and Restated Certificate of Incorporation shall be amended, altered or repealed only in accordance with Section 5.2 of this Amended and Restated Certificate of Incorporation.

Section 12.2.                          Corporate Opportunity.  The Corporation waives, to the fullest extent permitted by the DGCL, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business or activity (including a business or activity that competes with the Corporation) that is presented to holders of the Class B Common Stock or any of their respective Affiliates or any member, partner or stockholder of any holder of Class B Common Stock or any of their respective Affiliates.

Section 12.3.                          Business Combinations.  The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time as Sterling Capital Partners III, LLC, SC Partners III, L.P., SCP III AIV THREE - FCER Conduit, L.P. and their respective Affiliates (collectively, “Sterling”), collectively, cease to beneficially own at least 5% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of stock of the Corporation, become governed by Section 203 of the DGCL.

ARTICLE XIII

Section 13.1.                          Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the amended and restated certificate of incorporation and the amended and restated by-laws or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this 0.

ARTICLE XIV

Section 14.1.                          Definitions. As used in this Amended and Restated Certificate of Incorporation, the term:

(A)                               “Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person or (ii) any officer, director, trustee, managing member or general partner of the subject Person, provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, which shall include, but not be limited to, the direct or indirect ownership of 25% or more of the voting securities of a Person (including, in the case of the Corporation, 25% or more of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors).

(B)                               “IPO” means the initial public offering of Class A Common Stock by the Corporation in a firm commitment underwriting.

(C)                               “LLC Unit” means a limited liability company interest in Adeptus Health LLC that is issued under the Operating Agreement.

(D)                               “Operating Agreement” means that certain Amended and Restated Operating Agreement of Adeptus Health LLC, to be entered into in connection with the IPO, as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms.

(E)                                “Stockholders’ Agreement” means the Stockholders’ Agreement, dated on or around the date of the closing of the IPO, among the Corporation and the Class A Stockholders and Class B Stockholders named therein, as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms.

*                                         *                                         *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [      ], its [      ] this             th day of June 2014.

ADEPTUS HEALTH INC.

By:
Name:
Title: